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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported): November 13, 1997
                                                  -----------------

                         North American Scientific, Inc.
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             (Exact name of registrant as specified in its charter)




        Delaware                     0-26670                     51-0366422
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(State or other jurisdiction       (Commission              (I.R.S. Employer
     of incorporation)             File number)             Identification No.)



7435 Greenbush Avenue, North Hollywood, CA                          91605
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(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code: (818) 503-9201
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           Former name or former address, if changed since last report

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Item 5.   OTHER EVENTS

     On November 13, 1997, the Company consummated a private placement of 800,000 shares of its common stock, par value $0.01 per share (the "Common Stock"), to certain institutional investors (all of whom were accredited investors), at $18.00 per share. The offering price represented a discount of approximately 8% to the $19.50 closing price of the Common Stock on November 6, 1997, the date of pricing of the private placement. The net proceeds of the private placement to the Company were approximately $13.3 million, raising the Company's total assets as of the closing from approximately $3,221,000 to approximately $16,521,000. CIBC Oppenheimer Corp. acted as the Company's placement agent in connection with the sale and received a commission of approximately $1,008,000 (7% of the gross proceeds), plus warrants to purchase an additional 64,000 shares of Common Stock at an exercise price of $21.60 per share. The sales were exempt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as sales not involving a public offering. Copies of the Stock Purchase Agreement and the Placement Agent's Warrant Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively.

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                                      INDEX


Exhibit
Number         Description of Document
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10.1           Stock Purchase Agreement dated as of November 10, 1997 among
               North American Scientific, Inc. and the Investors identified therein.


10.2 Placement Agent's Warrant Agreement dated as of November 13, 1997 between North American Scientific, Inc. and CIBC Oppenheimer Corp.

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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: November 24, 1997           NORTH AMERICAN SCIENTIFIC, INC.
                                   (Registrant)

                                   By:  /s/ L. Michael Cutrer
                                       ----------------------------------------
                                        Name: L. Michael Cutrer
                                        Title: President Chief Executive Officer
                                             (Principal Executive, Financial and
                                             Accounting Officer)